FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES’ CEO SIGNS NEW FIVE-YEAR CONTRACT

Bruce Dale to Continue as Leader of Midwest Retailer

Abilene, Kan. (August 1, 2006) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) has announced that President and CEO Bruce Dale will continue in his position with the Midwest retailer through 2012.

Dale, who joined Duckwall-ALCO Stores in March 2005 with more than thirty-five years of retailing experience, had originally signed a two-year agreement. His new contract with the Company extends his role for an additional five years.

Since Dale joined Duckwall-ALCO Stores, which currently has 254 stores in 21 states, he has implemented a number of initiatives that have made a very positive impact on sales. In fact, the Company has seen sales increases in the double digits in recent months.

Duckwall-ALCO Chairman of the Board Warren Gfeller said, “The Board is pleased with the progress Bruce and his team have made. He has brought new energy and vision to the Company. We expect more good things in the future and look forward to his continued leadership. Extending his contract is one way to demonstrate our support and confidence in the direction he is taking the Company.”

Dale commented, “Joining Duckwall-ALCO Stores has been a great fit for me. We have a terrific team of associates and I am very excited about the results we are seeing from our recent initiatives. I look forward to continuing to lead the Company for the next several years.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in offering an exceptional product selection at reasonable prices to smaller communities throughout the central United States. Our specialty is delivering those products with the friendly, personal service found in the stores of yesteryear, but with the modern convenience our customers have come to expect. With 254 stores across 21 states, we are proud to have continually provided high quality products at good value prices to our customers for 105 years.

For more information, contact:

Michael S. Marcus

Vice President, Chief Financial Officer

785-263-3350 X164

email: mmarcus@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com